                                                                    EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, related to Unique Casual Restaurants, Inc.'s 1997 Stock Purchase Plan, of our report dated April 5, 1996 on the consolidated financial statements of Champps Entertainment, Inc. included in Unique Casual Restaurants, Inc.'s Form 10, as amended, and to all references to our firm included in this Registration Statement.

It should be noted we have performed no audit procedures subsequent to April 5, 1996, the date of our report. Furthermore, we have not audited any financial statements of Champps Entertainment, Inc. as of any date or for any period subsequent to July 2, 1995.


                                                /s/ Arthur Andersen LLP


Minneapolis, Minnesota,
  July 30, 1997